UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Lux Amber, Corp.

(Exact name of registrant as specified in its charter)

Nevada	98-1414834
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

145 Rose Lane, Suite 102 Frisco, Texas	75036
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: none

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share

(Title of class)

Item 1.  Description of Registrant’s Securities to be Registered.

Common stock, par value $0.0001 per share (“Common Stock”).

The Registrant’s authorized capital stock consists of 75,000,000 shares of Common Stock.

The holders of Common Stock:

i.	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Registrant;
ii.	are entitled to share ratably in all of Registrant’s assets legally available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Registrant, after payment of all debts and other liabilities;
iii.	do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
iv.	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The holders of Common Stock do not have cumulative voting rights. Accordingly, the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose.

Item 2.  Exhibits

None

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: September 28, 2020	Lux Amber, Corp.
(Registrant)

/s/ E. Thomas Layton
Name: E. Thomas Layton
Title: Chairman of the Board and Chief Executive Officer

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